Exhibit 99.1

FUTUREFUEL ANNOUNCES FIRST QUARTER 2026 RESULTS

BATESVILLE, Ark., May 11, 2026 – FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the first quarter ended March 31, 2026.

FIRST QUARTER 2026 RESULTS

(As compared to the First Quarter 2025)

●	Total Revenues of $32.0 million, +82.2%
●	Chemical revenue +109.6%; Biofuel revenue +50.7%
●	Net Loss of ($20.6) million, or ($0.47) per basic share
●	Adjusted EBITDA of ($13.8) million (1)
●	Recent new customer wins within Chemicals segment to support improved asset optimization
●	Announces $25 million customer-funded capacity addition within Chemicals segment
●	Anticipate positive Adjusted EBITDA(2) in full-year 2026, excluding non-cash derivative timing differences related to physical movements

(1)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.

(2)

A non-GAAP financial measure. No reconciliation for full-year 2026 Adjusted EBITDA is included herein because we are unable to quantify certain amounts that would be required to be included in such reconciliation without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA.

MANAGEMENT COMMENTARY

“During the first quarter, we continued to advance our strategic priorities, consistent with a focus on long-term value creation for our shareholders,” stated Roeland Polet, Chairman and Chief Executive Officer of FutureFuel. “Winter storm-related disruptions, which impacted operations at our Batesville complex for 30 days during February and March, together with the $9.1 million impact of a realized derivatives loss, impacted first quarter Adjusted EBITDA by ($11.0) million, or ($0.25) per share.  Excluding the combined impacts of the storm and realized derivative loss, first quarter Adjusted EBITDA improved $12.6 million when compared to the year-ago period, supported by sales volume growth and targeted price actions across both our Chemicals and Biofuels segments. Given expectations for improved business fundamentals across our business exiting the first quarter, we have good momentum going into the second quarter and anticipate a return to positive Adjusted EBITDA for the full-year, excluding non-cash derivative timing differences related to physical movements.”

“Within our core Chemicals segment, customers continue to choose FutureFuel as their partner of choice given our proven domestic manufacturing capabilities, deep technical expertise, and ability to produce high-quality, complex formulations at scale,” continued Polet.  “Exiting the first quarter, our pipeline of new customer activity approached record levels, as a combination of recurring customer relationships, together with new program wins, have positioned our business to fill existing production capacity. Total segment sales volumes increased materially in the first quarter, when compared to the year-ago period, supported by increased demand from energy-related customers, together with new program wins. As we further optimize our production footprint, maintain price discipline, and drive cost efficiencies across the organization, we expect to deliver improved operating leverage, along with improved incremental margin capture.”

“In recent months, the regulatory environment has grown increasingly favorable for our Biofuels segment,” continued Polet.  “In February 2026, the U.S. Department of the Treasury issued proposed regulations under Section 45Z of the Clean Fuel Production Credit that are expected to support a more level competitive landscape for biodiesel through reduced sustainable aviation fuel (SAF) incentives, North American feedstock requirements, and an extension of the credit through December 2029.  Shortly thereafter, in March 2026, the U.S. Environmental Protection Agency finalized the Renewable Fuel Standard ‘Set 2’ rule establishing new biodiesel and renewable diesel mandates for 2026 and 2027, which are expected to require more than 60% growth in domestic production from 2025 levels.  In combination, these actions are expected to both drive improved demand and more favorable production economics for our Biofuels segment.”

“Total gallons sold by our Biofuels segment increased 18.8% in the first quarter, when compared to the prior-year period, driven by a combination of increased project activity and new customer wins,” noted Polet. “While feedstock costs remain elevated versus historical levels, impacting near-term Biofuels segment gross profit per gallon sold, we anticipate recent regulatory actions should support an increasingly favorable outlook for our Biofuels segment, over time.”

“For the full-year 2026, we expect to generate positive Adjusted EBITDA, excluding non-cash derivative timing differences related to physical commodity price movements,” stated Rose Sparks, Chief Financial Officer of FutureFuel. “We continue to prioritize capital allocation to support the long-term growth of the business, as reflected in our recently announced reduction in the quarterly cash dividend, together with other targeted actions. This year, we expect to receive more than $27 million in customer deposits to support a directed capabilities expansion at Batesville, once again highlighting the collaborative, capital-lite approach we’ve adopted toward facility investment.  On balance, we anticipate more than 65% of our full-year 2026 capital spending plan will be customer-funded, positioning us to both drive state-of-the-art capabilities expansions at our facility, while securing long-term customer programs with recurring revenue streams.”

FIRST QUARTER 2026 FINANCIAL PERFORMANCE

Consolidated Results

Total Revenue was $32.0 million in the first quarter of 2026, an increase of 82.2% compared to $17.5 million in the first quarter of 2025.  The increase in revenue was driven by higher volumes and targeted price actions in both the Chemical and Biofuel segments.  Total volume growth was 61.6% during the first quarter of 2026, while average blended price increased by 20.6%.

Total gross loss was $15.9 million during the first quarter of 2026 versus $15.2 million during the first quarter of 2025.  Gross loss during the first quarter of 2026 included a net loss of ($11.6) million related to changes in the fair value of derivative instruments, including realized losses of ($9.1) million; however, the derivative loss is expected to be offset upon the sale of underlying physical commodity positions in future periods.  In addition to the realized derivative loss, gross loss was further impacted by an unplanned outage at our Batesville facility due to Winter Storm Fern, which impacted facility throughputs for 30 days during the first quarter.  The weather-related gross loss impacts to first quarter 2026 results were approximately $3.2 million, which included $1.8 million in lost production volume, and repair costs of $1.3 million, and capital expenditures of $0.5 million.  The Company expects to incur an additional $1.0 million in capital repair costs during the second quarter of 2026. Batesville operations resumed at normal rates beginning on February 26, 2026.

The Company reported a net loss of ($20.6) million during the first quarter of 2026 versus a net loss of ($18.1) million in the first quarter of 2025.  Adjusted EBITDA was ($13.8) million during the first quarter of 2026 versus ($16.1) million during the first quarter of 2025.

Chemicals segment

Revenue increased to $19.6 million during the first quarter of 2026, compared to $9.4 million in the first quarter of 2025.  Custom Chemical revenue increased to $5.5 million during the first quarter, up 65.0% from $8.4 million last year primarily due to higher volumes of products sold to energy customers.  Performance Chemical revenue of $5.8 million during the first quarter was up from $1.0 million last year primarily due to increased volumes for a new customer that began production during the fourth quarter.

Gross loss was ($2.5) million during the first quarter of 2026, an improvement from gross loss of ($6.0) million in the first quarter of 2025.  The improvement was primarily driven by new product revenue sold to energy customers, partially offset by costs related to Winter Storm Fern and lost production time.

Market conditions within the Chemicals segment continued to improve during the first quarter, as demonstrated by a growing pipeline of project activity and new customer additions.  During the last twelve months, the Company has increased total production capacity by 15% and expects to achieve improved operating leverage as production scales from current levels.

Biofuels segment

Revenue increased 50.7% to $12.3 million during the first quarter of 2026, compared to $8.2 million in the same period last year.  The increase was driven by increased regulatory clarity surrounding the Clean Fuel Production Credit under IRC section 45Z (“45z credit”) and record-high renewable volume obligations RVO levels, partially offset by weather-related shutdowns.  During the first quarter of 2026, the Company accrued $1.2 million in 45z credits, with none accrued in the same period of last year.

Gross loss was ($13.3) million during the first quarter of 2026, down from ($9.2) million in the same period last year, primarily due to the unfavorable change in derivative values of $11.6 million.  As previously discussed, these costs are generally intended to be recovered once the underlying physical product is sold.

Market conditions within the Biofuels segment improved during the first quarter of 2026 given more favorable regulatory conditions (see Regulatory Update section below).  Sales volumes are expected to improve during the second half of 2026 given improved regulatory clarity; however, input costs for soybean oil and other raw materials used in the production of biofuels remain elevated, which is expected to have a continued, near-term impact on Biofuels gross profit per gallon sold.

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2026, the Company had total cash and equivalents of $22.4 million, versus $51.3 million at December 31, 2025, and a $35 million revolving credit facility with no outstanding borrowings.  The decline in total cash between the fourth quarter of 2025 and the first quarter of 2026 was related to the reported operating loss in the first quarter of 2026, increased working capital requirements related to new program activity, and capital expenditures to support growth.

Cash flow from operations was ($20.0) million during the first quarter of 2026, down from ($5.4) million in the first quarter of 2025.  The decline was driven by the first quarter of 2026 operating loss, including derivative losses and remediation expenses related to Winter Storm Fern, as well as an increase in working capital.  Capital expenditures were $7.1 million during the first quarter of 2026, up from $4.0 million in the first quarter of 2025 due to capital investments for capacity expansion and new customer programs.

BUSINESS HIGHLIGHTS

FutureFuel is focused on a multi-faceted strategy to drive long-term value creation, anchored by profitable organic and inorganic growth across its core Chemicals and Biofuels segments, enhanced operational discipline in areas such as plant optimization, procurement, and automation, and a returns-focused capital allocation framework that balances reinvestment in the business with shareholder returns, including share repurchases under its existing authorization and a quarterly cash dividend.

In the first quarter of 2026, the Company advanced this strategy through the following key actions outlined below.

●

Improved chemicals plant utilization at Batesville. Chemicals segment plant utilization, as defined by production volumes, increased to 54% in the first quarter of 2026, versus 33% in the prior-year  period.  New customer program wins, and growth in existing customer activity, particularly from energy-related customers, contributed to improved production throughputs in the first quarter of 2026.

●

Customer-funded capacity addition.  FutureFuel has entered into a definitive agreement with an existing chemicals customer under which the customer has committed to invest $25 million in the Batesville facility in 2026 and up to $17 million in 2027 to support incremental production capacity that is expected to come online in early fiscal 2028.  The Company sees a clear commercial roadmap toward additional sales volume growth through this agreement, together with increased customer program activity.

●

Reduction in quarterly cash dividend.  In March 2026, the Board of Directors announced it reduced the quarterly dividend from $0.06 per share to $0.01 per share effective for the second quarter of 2026.  The Company expects to redirect capital to fund growth investments and for opportunistic share repurchases.  As of March 31, 2026, FutureFuel had the full authorization remaining under its existing $25 million share repurchase program.

REGULATORY UPDATE

On March 27, 2026, the U.S Environmental Protection Agency (“EPA”) finalized the “Set 2” RFS volumes establishing the highest blending mandates in the program’s history targeting a 60% increase over 2025.  The EPA estimates the mandate will require roughly 5.3 to 5.4 billion physical gallons of biomass diesel in 2026, and 5.7 to 5.8 billion gallons in 2027. The rule reduced the renewable identification number (RIN) equivalency factor for renewable diesel from 1.7 to 1.6 (from a revenue advantage on every gallon sold of 13% to 6%) and further to 1.5 (the same as biodiesel) by 2027 which represents a fundamental shift in the competitive and structural landscape of biodiesel. To meet the 2027 volume targets, existing U.S. domestic biofuels production levels are expected to reach peak capacity.

On February 4, 2026, the Treasury Department and the Internal Revenue Service (IRS) issued proposed regulations providing expanded guidance on the 45Z credit integrating changes from the Budget Reconciliation Act of 2025, which made modifications to the CFPC. The proposed rule is expected to help level the competitive environment for biodiesel by reducing the tax credit for SAF from $1.75 per gallon to $1.00 per gallon effective January 1, 2026, requiring that all feedstocks be sourced from North America, as required for biomass based diesel, and extending the 45Z credit for an additional two years through December 31, 2029.

FutureFuel believes recent actions by the U.S. EPA, Treasury Department and IRS have the potential to support stronger biofuels demand and improved production economics.

FINANCIAL OUTLOOK

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 11, 2026, and is subject to change. The following statements apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included elsewhere herein.

FutureFuel currently anticipates that favorable demand trends within its core Chemicals segment, together with an improved regulatory climate for its Biofuels segment, position the business to deliver positive Adjusted EBITDA(1) in the full-year 2026, excluding unrealized gains and losses on derivative instruments and inventory valuation adjustments.

The Company believes that it remains well-positioned to benefit from reshoring trends, supported by its vertically integrated domestic platform, as customers seek to localize production and mitigate supply chain risk.

(1)    A non-GAAP financial measure.  No reconciliation for full-year 2026 Adjusted EBITDA is included herein because we are unable to quantify certain amounts that would be required to be included in such reconciliation without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA.

ABOUT FUTUREFUEL

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel's chemicals segment manufactures specialty chemicals for specific customers ("custom chemicals") as well as multi-customer specialty chemicals ("performance chemicals"). FutureFuel's custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel's performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel's biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel's current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate," and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the "SEC"), in press releases, or in oral statements made by or with the approval of one of FutureFuel's authorized executive officers.  These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in FutureFuel's Form 10-K Annual Report for the year ended December 31, 2025, and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management's opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel's business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

NON-GAAP FINANCIAL MEASURES

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel's business. FutureFuel's calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies. Adjusted EBITDA allows FutureFuel's chief operating decision makers to assess the performance and liquidity of FutureFuel's business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel's operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel. A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$22,367	$51,316
Accounts receivable, net of allowances for credit losses of $44 and $28, respectively	13,312	9,405
Inventory, net	31,102	29,334
Other current assets	17,362	18,548
Total current assets	84,143	108,603
Property, plant and equipment, net	89,881	86,797
Other assets	4,973	4,922
Total noncurrent assets	94,854	91,719
Total Assets	$178,997	$200,322
Liabilities and Stockholders’ Equity
Accounts payable	$11,861	$10,673
Dividends payable	571	2,761
Other current liabilities	5,133	4,302
Total current liabilities	17,565	17,736
Deferred revenue – long-term	11,244	14,453
Other noncurrent liabilities	8,261	5,078
Total noncurrent liabilities	19,505	19,531
Total liabilities	37,070	37,267
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,863,507 shares issued and outstanding as of March 31, 2026 and December 31, 2025	4	4
Additional paid in capital	203,645	203,771
Retained earnings (accumulated deficit)	(61,722)	(40,720)
Total Stockholders’ Equity	141,927	163,055
Total Liabilities and Stockholders’ Equity	$178,997	$200,322

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Net Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue	$31,952	$17,538
Cost of goods sold and distribution	47,810	32,726
Gross loss	(15,858)	(15,188)
Selling, general, and administrative expenses
Compensation expense	1,269	1,940
Other expense, net	2,876	944
Research and development expenses	840	1,391
Total operating expenses	4,985	4,275
Loss from operations	(20,843)	(19,463)
Interest income	298	1,237
Other income (expense), net	(29)	(36)
Other income, net	269	1,201
Loss before income taxes	(20,574)	(18,262)
Income tax provision	8	(168)
Net loss	$(20,582)	$(18,094)

Loss per common share
Basic	$(0.47)	$(0.41)
Diluted	$(0.47)	$(0.41)
Weighted average shares outstanding
Basic	44,026,813	43,803,243
Diluted	44,026,813	43,803,243

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(20,582)	$(18,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,557	2,328
Amortization of deferred financing costs	19	26
Provision (benefit) for deferred income taxes	2	(174)
Change in fair value of derivative instruments	2,488	259
Stock based compensation	305	226
Gain on disposal of property, plant, and equipment	-	(31)
Change in allowance for credit losses	16	(1)
Change in inventory reserve	269	(453)
Noncash interest expense	9	9
Changes in operating assets and liabilities:
Accounts receivable	(3,923)	13,969
Accounts receivable – related parties	-	-
Inventory	(2,037)	(4,943)
Income tax receivable	6	6
Prepaid expenses	1,237	1,075
Prepaid expenses - related parties		(12)
Other assets	(1,681)	(6)
Accounts payable	931	(3,404)
Accounts payable – related parties	3	(94)
Dividends payable	8	-
Accrued expenses and other current liabilities	775	3,617
Deferred revenue	(344)	(31)
Other noncurrent liabilities	(54)	333
Net cash used in operating activities	(19,996)	(5,395)
Cash flows from investing activities
Collateralization of derivative instruments	(934)	(110)
Proceeds from the sale of property and equipment	-	31
Capital expenditures	(5,387)	(4,003)
Net cash used in investing activities	(6,321)	(4,082)
Cash flows from financing activities
Payment of dividends	(2,632)	(2,628)
Deferred financing costs	-	(365)
Net cash used in financing activities	(2,632)	(2,993)
Net change in cash and cash equivalents	(28,949)	(12,470)
Cash and cash equivalents at beginning of period	51,316	109,541
Cash and cash equivalents at end of period	$22,367	$97,071

Change in noncash capital expenditures	254	(407)

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(20,582)	$(18,094)
Depreciation	2,557	2,328
Non-cash stock-based compensation	305	226
Interest income, net	(269)	(1,237)
Non-cash interest expense and amortization of deferred financing costs	28	35
Gain on disposal of property and equipment	-	(31)
Unrealized loss on derivative instruments	2,488	259
Change in allowance for credit losses	16	(1)
Change in inventory reserve	269	(453)
Extraordinary maintenance costs	1,357	1,033
Income tax provision (benefit)	8	(168)
Adjusted EBITDA	$(13,823)	$(16,103)

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended
	March 31,
	2026	2025
Net cash used in operating activities	$(19,996)	$(5,395)
Deferred income taxes, net	(2)	174
Interest income, net	(269)	(1,237)
Income tax provision (benefit)	8	(168)
Changes in operating assets and liabilities, net	5,079	(10,510)
Extraordinary maintenance costs	1,357	1,033
Adjusted EBITDA	$(13,823)	$(16,103)

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue
Custom chemicals	$13,872	$8,409
Performance chemicals	5,760	956
Chemical revenue	19,632	9,365
Biofuel revenue	12,320	8,173
Total Revenue	$31,952	$17,538

Segment gross loss
Chemical	$(2,519)	$(6,015)
Biofuel	(13,339)	(9,173)
Total gross loss	$(15,858)	$(15,188)

INVESTOR RELATIONS CONTACT

Noel Ryan or Paul Bartolai

FF@val-adv.com